Exhibit (h)iii under Form N-1A
                                          Exhibit (10) under Item 601/Reg. S-K
                          Amendment #2 to EXHIBIT 1
                             to the Agreement for
                          Fund Accounting Services,
                           Administrative Services
                                     and
                           Transfer Agency Services

      The Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services dated September 14, 1998 between Hibernia Funds and FEDERATED SERVICES COMPANY shall apply to the following Portfolios:

Hibernia Capital Appreciation Fund
      Class A Shares
      Class B Shares
Hibernia Cash Reserve Fund
      Class A Shares
      Class B Shares
Hibernia Louisiana Municipal Income Fund
      Class A Shares
      Class B Shares
Hibernia Mid-Cap Fund
      Class A Shares
      Class B Shares
Hibernia Total Return Bond Fund
Hibernia U.S. Government Income Fund
Hibernia U.S. Treasury Money Market Fund

I. Administrative Services

For Administrative, Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate per Fund, payable daily, as follows:

      Maximum Administrative Fee          Average Daily Net Assets
                                          of the Investment Company
      .15%                                on the first $250 million
      .125%                               on the next $250 million
      .100%                               on the next $250 million
      .075%                               on assets in excess of
                                          $750 million

However, the administrative fee received during any year of this Agreement shall not be less than, or be paid at a rate less than would aggregate, $50,000, per Fund. In addition to the foregoing minimum, with respect to a Fund that becomes effective with the SEC after the date of this Agreement and offers multiple classes of shares, the Company will impose a minimum of $30,000 for each additional class of shares. With respect to any Fund that becomes effective with the SEC during the first twenty-four months of this Agreement, these minimums will not be imposed until the Fund has been effective for six months.


II. Fund Accounting Services Fee

For Fund Accounting Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company agrees to accept as full compensation for its services rendered hereunder a fee as follows:

ASSETS

First $100 Million                          3.0 Basis Points

Next $200 Million                           2.0 Basis Points

Next $200 Million                           1.0 Basis Points

Excess                                                            0.5 Basis
Points

Minimum fee per year*                                $39,000

Additional class of shares per year*                 $12,000

*Minimums will not be imposed with respect to any Fund or class that becomes effective within the first twenty-four months of this Agreement until such Fund or class has been effective for six months.

III. Fund Accounting Services Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, the following: postage (including overnight courier service), statement stock, envelopes, telephones, telecommunication charges (including FAX), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific system enhancements, access to the shareholder recordkeeping system, security pricing services, variable rate change notification services, paydown factor notification services


IV. Transfer Agency Services Fee

For Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

Account Fee  (Annual account charge)
   (includes system access and funds control and reconcilement)

   -  Daily dividend fund                                   $16.65

   -  Monthly dividend fund                                 $ 8.75

   -  Quarterly dividend fund                               $ 8.75

   -  Contingent Deferred Sales Charge (Additionally)
         (monthly and quarterly funds only)                 $ 5.00

   -  Closed Accounts (per account per month)               $00.10

Minimum charges: The monthly maintenance charge for each class will be the actual account fee or $2,000, whichever is greater.



V. Transfer Agency Services Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

VI.  Payment

All fees are annualized and will be prorated on a monthly basis for billing purposes. Payment is due thirty days after the date of the invoice.

   IN WITNESS WHEREOF, the parties hereto have caused this Exhibit 1 to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of September 10, 2001.


                                          HIBERNIA FUNDS


                                          By:  /s/ Edward C. Gonzales
                                          Name:  Edward C. Gonzales
                                          Title:  President

                                          FEDERATED SERVICES COMPANY


                                          By:  /s/ Peter J. Germain
                                          Name: Peter J. Germain
                                          Title:  Senior Vice President




                                 Amendment to
                   Agreement for Fund Accounting Services,
                         Administrative Services, and
                           Transfer Agency Services
                                   between
                                Hibernia Funds
                                     and
                          Federated Services Company

      This Amendment to the Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services ("Agreement") between Hibernia Funds ("Funds") and Federated Services Company ("Transfer Agent") is made and entered into as of the 9th day of September, 2003.

      WHEREAS, the Funds have entered into the Agreement with the Transfer
Agent;

      WHEREAS, the Securities and Exchange Commission and the United States Treasury Department (the "Treasury Department") have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the "Applicable Law"), specifically requiring certain financial institutions including the Funds, to establish a written anti-money laundering and customer identification program (a "Program");

      WHEREAS, in establishing requirements for registered investment companies, Applicable Law provides that it is permissible for a mutual fund to contractually delegate the implementation and operation of its Program to another affiliated or unaffiliated service provider, such as Transfer Agent, but that any mutual fund delegating responsibility for such aspects of its Program to a third party must obtain written consent from the third party ensuring the ability of federal examiners to (a) obtain information and records relating to the Program, and (b) inspect the third party for purposes of the Program; and



      WHEREAS, the Funds have established a Program and wish to amend the Agreement to (a) reflect the existence of such Program, (b) delegate responsibility for performance under the Funds' Program to the Transfer Agent, and (c) to make such other changes as are required by Applicable Law.

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1. The Funds represent and warrant to the other that they have established, and covenant that during the term of the Agreement they will maintain, a Program in compliance with Applicable Law.

2. The Funds hereby delegate to the Transfer Agent, the responsibility to perform or contract for the performance of, for and on behalf of the Funds, all required activities under the Funds' Program.

3. The Transfer Agent hereby accepts such delegation and represents and warrants that (a) it has implemented, and will continue to (i) monitor the operation of, (ii) assess the effectiveness of, and (iii) modify, as appropriate or as required by Applicable Law, procedures necessary to effectuate the Program (b) it will annually certify, in a manner acceptable to the Funds under Applicable Law, that it has implemented the Program and that it will perform or cause to be performed the customer identification and other activities required by Applicable Law and the Program, and (c) it will provide such other information and reports to the Funds' designated Compliance Officer, as may from time to time be requested, and will provide such Compliance Officer with notice of any contact by any regulatory authority with respect to the operation of the Program.



4. The Transfer Agent does hereby covenant that (a) it will provide to any federal examiners of the Funds such information and records relating to Program as may be requested, and (b) it will allow such examiners to inspect the Transfer Agent for purposes of examining the Program and its operation to the full extent required by Applicable Law.

In all other respects, the Agreement first referenced above shall remain in full force and effect.

WITNESS the due execution hereof this 9th day of September, 2003.


                          HIBERNIA FUNDS

                          By:  /s/ George M. Polatas
                          Name: George M. Polatas
                          Title: Vice President


                          FEDERATED SERVICES COMPANY


                          By:  /s/ John M. Sheehan
                          Name: John M. Sheehan
                          Title:             Senior Vice President